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Exhibit (C)

SUBSCRIPTION AGREEMENT

Board of Directors
Black Rock Acquisition Corporation
111 Monument Circle, Suite 4800
Indianapolis, Indiana 46204

Gentlemen:

        Diamond Investments, LLC (the "Purchaser") hereby subscribes for and agrees to purchase up to Seven Hundred Six Thousand Forty-seven (706,047) common shares (the "Shares") of Black Rock Acquisition Corporation (the "Corporation"), at a price per share of $1.85, and on the terms and conditions hereinafter set forth.

        The Purchaser agrees and acknowledges that the Board of Directors of the Corporation may accept this subscription, in whole or in part, at any time on or prior to December 31, 2005. To the extent that the subscription is accepted in part, the Board of Directors of the Corporation may also elect at any later date on or prior to December 31, 2005 to accept the subscription for any remaining portion of the Shares subscribed for hereunder, in whole or in part until such time as the entire subscription has bee accepted. The Corporation is under no obligation to accept any part of this subscription and this subscription may be accepted only be the action of the Board of Directors. The Purchaser shall have three business days from the date upon which it receives notice from the Board of Directors that any portion of the subscription has been accepted to deliver the purchase price for such Shares to the Corporation in cash.

        The Purchaser understands that investment in the Shares involves a high degree of risk and is suitable only for sophisticated investors. The Purchaser further understands that the Shares are being offered in reliance upon an exemption from registration provided by the federal Securities Act of 1933, as amended, ("1933 Act"), and an exemption from registration provided by the Indiana Code, as amended. Accordingly, the Purchaser hereby represents and warrants to you, and intends that you and the Corporation rely upon these representations and warranties for the purpose of establishing the acceptability of this subscription offer, as follows:

  1.
  The Purchaser is purchasing the Shares for its own investment and not with a view to the distribution or resale thereof to anyone else.

  2.
  The Corporation has disclosed to the Purchaser, in writing, and the Purchaser acknowledges, that the transferability of the Shares is severely limited and that the Purchaser must continue to bear the economic risk of this investment for an indefinite period as these securities have not been registered under the 1933 Act or any other state securities laws and therefore cannot be offered or sold unless they are subsequently registered under such acts or an exemption from such registration is available.

  3.
  The Purchaser agrees that the Shares purchased will not be sold without registration under the 1933 Act and any applicable state securities law, or until the Purchaser has obtained an opinion of counsel satisfactory to the Corporation that such registration is not required in connection with any such transaction.

  4.
  The Purchaser agrees that certificates for the Shares, if any, may contain the following legend: "The common shares represented by this certificate were acquired for investment only and not for resale. They have not been registered under the federal Securities Act of 1933, as amended, or any state securities law. These shares may not be sold, transferred, pledged, or hypothecated unless first registered under such laws, or unless the Corporation has received an opinion of counsel satisfactory to it that registration under such laws is not required." The

    Corporation may issue stop transfer instructions to its transfer agent (if any) or make a notation to such effect on its appropriate records.

  5.
  The state of organization of the Purchaser is the State of Indiana. The Purchaser represents and warrants that it has full legal power and authority to enter into, execute and deliver this Subscription Agreement, and that this subscription agreement has been authorized by all necessary action on behalf of the Purchaser.

  6.
  No commission or other remuneration shall be paid to any person in connection with the offer or sale of the Shares.

        The Purchaser understands that it has no right to require the Corporation to register the Shares under federal or state securities laws at any time, or to join in any future registration, even though the Corporation and/or other shareholders may hereafter register and sell common shares of the Corporation.

        The Purchaser agrees to hold the Corporation and its officers, directors, and controlling persons (as defined in the 1933 Act), and Ice Miller, and any persons affiliated with any of them or with the distribution of the Shares, harmless from all expenses, liabilities and damages (including reasonable attorneys' fees) deriving from a disposition of the Shares in a manner in violation of the 1933 Act, or of any applicable state securities law or which may be suffered by any such person by reason of any breach of any of my representations contained herein.

        The Purchaser recognizes that you shall have the right to reject this subscription, in whole or in part, for any reason whatsoever.

        IN WITNESS WHEREOF, the Purchaser has executed this Agreement this 16th day of June, 2005.

DIAMOND INVESTMENTS, LLC
35-2088657 (Taxpayer Identification or Social Security Number of Subscriber)	By:	/s/ TIMOTHY S. DURHAM Timothy S. Durham, Managing Member 111 Monument Circle, Suite 4800 Indianapolis, Indiana 46204

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  Exhibit (C)
SUBSCRIPTION AGREEMENT